UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 27, 2012

Ciena Corporation (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)

0-21969	23-2725311
(Commission File Number)	(IRS Employer Identification No.)

7035 Ridge Road, Hanover, MD	21076
(Address of Principal Executive Offices)	(Zip Code)

(410) 694-5700
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On December 27, 2012, Ciena Corporation (the “Company”) issued $187.5 million in aggregate principal amount of 4.0% Convertible Senior Notes due 2020 (the “Notes”) in separate private offerings in exchange for $187.5 million in aggregate principal amount of 4.0% Convertible Senior Notes due 2015 (the “Exchange Transactions”). The Exchange Transactions were conducted in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued pursuant to an Indenture entered into as of December 27, 2012 (the “Indenture”) with The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes are the Company's senior unsecured obligations and rank equally with all of the Company's other existing and future senior unsecured debt.

The Notes pay interest from the date of issuance at a rate of 4.0% per year with respect to each $1,000 original principal amount of Notes. The interest is payable semi-annually on June 15 and December 15, commencing on June 15, 2013. The principal amount of the Notes will also accrete at a rate of 1.85% per year commencing December 27, 2012, compounding on a semi-annual basis. The accreted portion of the principal payable at maturity does not bear interest and is not convertible into shares of the Company's common stock. The Notes will mature on December 15, 2020.

The Notes may be converted prior to maturity (unless earlier repurchased), at the option of the holder, into shares of the Company's common stock at an initial conversion rate of 49.0557 shares of the Company's common stock per $1,000 in original principal amount, which is equal to an initial conversion price of $20.385 per share. In addition, upon satisfaction of certain conditions, the Company may elect to convert the Notes in whole or in part, prior to maturity. An aggregate of 9,197,944 shares of the Company's common stock issuable upon conversion of the Notes have been reserved for issuance. If the Company elects to convert the Notes on or before maturity, holders will also receive a make-whole premium payable in the Company's common stock, or its cash equivalent, at the election of the Company.

Upon certain fundamental changes, holders of the Notes have the option to require the Company to purchase the Notes at a price equal to the accreted principal amount of the Notes delivered for repurchase plus any accrued and unpaid interest on the original principal amount of such Notes. Upon a holder's election to convert the Notes in connection with certain fundamental changes, such holder will receive a make-whole premium payable in the Company's common stock, or its cash equivalent, at the election of the Company.

The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, the following: nonpayment of principal (including accreted portion) or interest; breach of covenants or other agreements in the Indenture; defaults in failure to pay certain other indebtedness; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in aggregate original principal amount of the Notes then outstanding may declare the principal (including accreted portion) of, premium, if any, and accrued interest on all the Notes immediately due and payable.

The Company offered the Notes to certain holders of its 4.0% Convertible Senior Notes due 2015 in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The offer and sale of the Notes to certain holders of its 4.0% Convertible Senior Notes due 2015 did not involve a public offering, the solicitation of offers for the Notes was not done by any form of general solicitation or general advertising, and offers for the Notes were only solicited from persons believed to be “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. To the extent that any shares of the Company's common stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof because no commission or other remuneration is expected to be paid in connection with a conversion of the Notes and any resulting issuance of shares of the Company's common stock. The Notes and any shares of the Company's common stock that may be issued upon conversion of the Notes will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements.

The foregoing description of the Indenture and Notes is only a summary and is qualified in its entirety by reference to the full text of the Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference, and to the Global Note, which is filed as Exhibit A to the Indenture.

ITEM 2.03 - CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information included above in Item 1.01 is incorporated by reference into this Item 2.03.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS

(d)	The following exhibit is being filed herewith:

	Exhibit Number	Description of Document
	Exhibit 4.1	Indenture dated December 27, 2012 between Ciena Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee, including the Form of Global Note attached as Exhibit A thereto

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciena Corporation

Date: December 31, 2012	By:	/s/ David M. Rothenstein
David M. Rothenstein
Senior Vice President, General Counsel and Secretary